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                                                                   Exhibit 23(b)

                          Independent Auditors' Consent

The Board of Directors and Shareholders
Dover Corporation

We consent to the incorporation by reference in the Registration Statement (No. 33-11229 ) on Form S-8 dated January 28, 1987 (1987 Incentive Stock Option Plan) and in the Registration Statement (No. 33- 01419) on Form S-8 dated March 4, 1996 (Dover Corporation Employee Savings and Investment Plan) of our report dated February 22, 1995 relating to the consolidated balance sheets of Dover Corporation and subsidiaries as of December 31, 1994 and 1993 and the related consolidated statements of earnings, retained earnings, and cash flows for the years then ended and the related schedule, which Report appears in the December 31, 1995 Annual Report on Form 10-K of Dover Corporation.

                                                           KPMG Peat Marwick LLP

345 Park Avenue
New York, New York
March 21, 1996